Exhibit 99.1

Global Defense & National Security Systems, Inc. Announces Changes to its Board of Directors

Global Defense & National Security Systems, Inc. (the “Company”) (NASDAQ: GDEF) announced its appointment of the Honorable Ronald R. Spoehel as a Director of the Company, effective April 28, 2014. Mr. Spoehel has had a long and distinguished career within the national security and technology sectors, including in the service of the US Government.

Mr. Spoehel’s experience includes serving as the Chief Financial Officer, National Aeronautical and Space Administration, and as a Director, as well as Executive Vice President and Chief Financial Officer, ManTech International Corporation and ICx Technologies, Inc. Previously, he was an executive officer of both Harris Corporation and ICF Kaiser International, following ten years in investment banking. In addition to currently serving on the Board of Profire Energy, Inc. (NASDAQ: PFIE), Mr. Spoehel also serves and has served on the Boards of private companies both in the U.S. and in Europe.

The Company also announced today that Dr. John Gannon is stepping down as a Director to take a senior advisory position within the US Government.

The appointment of Mr. Spoehel will be effective immediately following Dr. Gannon’s departure on April 28, 2014.

Commenting on these changes, Mr. Damian Perl, Chairman of the GDEF Board, said:

“I would like to thank John for his expert and insightful contribution to GDEF. We wish him well as he embarks on new endeavors. At the same time, I am delighted to be welcoming Ron Spoehel. He has a deep understanding of our sectors, and as such is very well placed to support the GDEF mission. We look forward to working with him.”